Travelzoo (Europe) Limited

Employment Agreement

THIS AGREEMENT is made on 1st July 2012.
BETWEEN:

(1)	Travelzoo (Europe) Limited (registered number 05442657) whose registered office is at 151, Shaftesbury Avenue, London WC2H 8AL, (the "Company");
(2)    Richard Singer (the "Executive")
THE PARTIES AGREE as follows:

1.	Definitions

1.1	Definitions
In this Agreement unless the context otherwise requires the following expressions have the following meanings:

"Act"	The Employment Rights Act 1996 as amended;

“Board”	the Board of Directors of the Company;

"Confidential Information"
personnel information, or any information relating to the business, clients/customers, products, users, subscribers, affairs and finances, internal processes, systems and organization of the Company or of any Group Company for the time being confidential to it or to them or treated by it or them as such and trade secrets (including, without limitation, technical data and know-how) relating to the business of the Company or of any Group Company or of any of its or their suppliers or clients/customers;

"Group"	the Company and the Group Companies;

"Group Company"
any company which is for the time being a subsidiary or holding company of the Company and any subsidiary of any such holding company and for the purposes of this Agreement the terms "subsidiary" and "holding company" shall have the meanings ascribed to them by sections 736 and 736A Companies Act 1985.

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1.2	References to clauses and schedules are unless otherwise stated to clauses of and schedules to this Agreement.

1.3	The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4	Unless the context otherwise requires, references in this Agreement to the masculine gender shall, where appropriate, be deemed to include the feminine and vice versa.

2.	Commencement and Term

2.1
This Agreement shall commence on 1st July 2012. The Executive’s length of service dated 16th January 2012 will be taken into account for any collective company benefits in force at the time of signing this agreement.

2.2	This Agreement replaces any prior oral or written agreements between the parties with regards to the employment relationship. No oral side agreements exist.

2.3	This Agreement may be terminated by either party by giving to the other 6 months’ notice in writing.

3.	Role and Duties of the Executive

3.1	The Executive shall serve the Company as Managing Director, Travelzoo Europe. He shall report to the Chairman of Travelzoo (Europe) Ltd.

3.2
As Senior Vice President, Europe, The Executive will be responsible for managing all aspects of Travelzoo (Europe) Ltd’s business, except the Local Deals business unit, including profit & loss responsibility. In particular, he will be responsible for:

3.3
Developing and implementing the short and long term business strategy for Travelzoo (Europe) Ltd to ensure that the company achieves its business objectives and financial targets; deliver significant revenue growth; building strong, long-term advertiser relationships with new and existing advertisers; leading the business planning and overall direction of Travelzoo Europe’s business; growing the brand of Travelzoo in Europe, with a particular focus on UK; monitoring, measuring and reporting on operational issues, opportunities and development plans and achievements within agreed formats and timescales; guaranteeing that media delivery, published content and products are of high quality at any time; managing subscriber and search marketing; reviewing budgets; conducting analysis on investment strategies; controlling sales operations; managing and developing direct reports; carrying out general administrative duties such as renting office space; keep abreast of online media trends and new tendencies of the travel industry; meeting local hiring requirements per the budget in conjunction with the Head of HR, Europe; attending meetings with peers at international level and participating in management calls across Europe.

3.4
Both parties agree that the specific requirements of the role of the Employee and his responsibilities may change over time. The Company reserves the right to change the tasks of the Employee and assign to him other tasks provided that they correspond to his qualifications, experience and seniority, without modifying his remuneration.

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3.5	During his employment the Executive shall:

3.5.1
devote the whole of his time, attention and skill to the business and affairs of the Company both during normal business hours and during such additional hours as are necessary for the proper performance of his duties or as the Company may reasonably require from time to time.

3.5.2	faithfully and diligently perform such duties and exercise such powers consistent with his position as may from time to time be assigned to him to a standard that is acceptable to the Company;

3.5.3	obey the reasonable and lawful directions of the CEO or his designee;

3.5.4	comply with all the Company's rules, regulations, policies and procedures from time to time in force; and

3.5.5
keep the Company at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and provide such explanations in connection with it as the Company may require.

3.6
The Executive agrees, for the purposes of Regulation 5 of The Working Time Regulations 1998 (the "Regulations"), that Regulation 4 of the Regulations does not apply to him. The Company and the Executive agree that the Executive's consent, for the purpose of this Clause 3.7, shall continue indefinitely provided that the Executive may withdraw such consent at any time by giving the Company three months' notice of his wish to do so.

3.7	The Company may at its sole discretion transfer this Agreement to any Group Company at any time.

4.	Place of Work

4.1
The Executive’s place of work will be at 151, Shaftesbury, London, WC2H8AL or other reasonable locations, and the Executive shall carry out his duties there and in such other places as the Company may reasonably require in fulfilling his commitments under this agreement.

4.2
In the fulfillment of his duties, the Executive will from time to time be required to travel to and work at locations outside of the UK. He will not however be required to work outside of the UK for a continuous period exceeding 3 months without his prior agreement, which may not be unreasonably withheld.

4.3	In case the Company should require the Executive to relocate from his current place of work, appropriate changes shall be made to take into account cost of living and local market conditions.

5.	Remuneration

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5.1
The Company shall pay to the Executive, by credit transfer to his bank account, an annual salary of £200,000 payable by equal monthly installments in arrears for the previous month on or before the first day of each calendar month.

5.2
The Executive shall also be entitled to participate in a Quarterly Performance Bonus Plan, the terms of which are set out in an attachment to this Agreement. The bonus will be paid, less statutory deductions within 45 days of the end of the quarter, on condition that the Executive is in employment on the relevant bonus payment date.

5.3	The Executive will continue to be affiliated to the Company’s Pension program.

5.4
Payment of salary and bonus (if applicable) to the Executive shall be made either by the Company or by a Group Company and, if by more than one company, in such proportions as the Company may from time to time think fit.

6.	Expenses
The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to the Company's policies and his providing such receipts or other appropriate evidence as the Company may require.

7.	Holidays

7.1	The Executive shall be entitled to the following paid holidays:

7.2
All current UK Public and Bank holidays as specified in the Company’s holiday schedule, unless on any such Bank Holiday the Executive is required to carry out his duties of the Employment, in which case he will be given another day's holiday in lieu of the Bank Holiday worked.

7.3
30 working days' holiday in each holiday year. This entitlement is subject to the following provisions of this Clause and shall be taken at times to be agreed in writing by the CEO or his designee. Such agreement is to be obtained before the Executive committed himself to bookings or any other alternative positive arrangements.

7.4	Holidays may be carried forward to the next holiday year in accordance with the current holiday policy applicable in the Company.

7.5	The Executive will not be entitled to pay for any unused holiday entitlement (except on the termination of his employment).

8.	Sickness Benefit

8.1	Payments in respect of periods of absence due to sickness or incapacity are made according to the current sickness policy applicable in the Company.

8.2	Any payment to the Executive pursuant to Clause 8.1 shall be deemed to include any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which the Executive may be entitled.

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8.3
If so required, the Executive agrees to supply the Company with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends) and to undergo, at the Company's expense, a medical examination by a doctor appointed by the Company (and the Executive agrees that copies of any medical reports prepared by such doctor shall be sent directly to the Company).

9.	Pension
During his employment, the Executive shall be eligible to join the Company's stakeholder pension scheme, currently with Scottish Widows, subject to the terms of the Company’s policies. The pension scheme is contracted in to the state earnings-related pension scheme and a contracting out certificate under the Pension Scheme Act 1993 is not in force.

The Employee and his spouse shall be entitled to participate in any private health insurance scheme that may be arranged by the Company for its Employees subject to the insurer accepting the Employee for cover under the relevant policy at normal rates and subject to the rules of such scheme or policy from time to time in force.

10.	Restrictions During His Employment

10.1	During his employment, the Executive shall not directly or indirectly:

10.1.1
be employed, engaged, concerned or interested in any other business or undertaking; directorships, whether for or without remuneration, are authorized, but subject to prior written approval of the Chairman of Travelzoo (Europe) Ltd.

10.1.2
engage in any activity which the Company reasonably considers may be, or become, harmful to the interests of the Company or of any Group Company or which might reasonably be considered to interfere with the performance of the Executive's duties under this Agreement.

10.2
The Executive agrees that he will not at any time during the course of his employment take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with any business of the Company.

10.3
During the term of this Agreement, the Executive shall not whether alone or jointly with or on behalf of any other person, firm or company and whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise (except as a representative or nominee of the Company or any Group Company or otherwise with the prior consent in writing of the Company) be engaged, concerned or interested in any other business or undertaking which is wholly or partly in competition with any business carried on by the Company or any Group Company provided that the Executive may hold (directly or through nominees) by way of bona fide personal investment any units of any authorized unit trust and up to one per cent of the issued shares, debentures or

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other securities of any class of any company whose shares are listed on a recognized investment exchange within the meaning of section 285 of the Financial Services and Markets Act 2000 ("FSMA") or dealt in the Alternative Investment Market or any such other exchange as may be specified by the Company from time to time.

11.	Confidential Information and Company Property

11.1
The Executive shall neither during his employment (except in the proper performance of his duties) nor at any time (without limit) after the termination of his employment except in compliance with an order of a competent court:

11.1.1	divulge or communicate to any person, company, business entity or other organization any Confidential Information;

11.1.2	use any Confidential Information for his own purposes or for any purposes other than those of the Company or any Group Company; or

11.1.3	through any failure to exercise due care and diligence, permit or cause any unauthorized disclosure of any Confidential Information.

11.2
The Executive acknowledges that all books, notes, memorandum, records, lists of clients/customers and suppliers and employees and users and subscribers, correspondence, documents, computer and other discs and tapes, data listings, codes and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

11.2.1	shall be and remain the property of the Company or the relevant Group Company; and

11.2.2
shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of his employment and the Executive shall certify that all such property has been handed over on request by the Company and agrees that he will take all reasonable steps to prevent the disclosure of the same.

12.	Inventions and Other Intellectual Property

12.1
The parties foresee that the Executive may make inventions or create other intellectual property in the course of his duties and agree that in this respect the Executive has a special responsibility to further the interests of the Company and the Group Companies.

12.2
Any invention, improvement, design, process, information, copyright work, trade mark or trade name or get-up made, created or discovered by the Executive in the course of his employment (whether capable of being patented or registered or not and whether or not made or discovered in the course of his employment) in conjunction with or in any way affecting or relating to the business of the Company or of any Group Company or capable of being used or adapted for use in or in connection with such business ("Intellectual Property Rights") shall be disclosed immediately to the Company and shall (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or such Group Company as the Company may direct.

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12.3	If and whenever required so to do by the Company, the Executive shall at the expense of the Company or such Group Company as the Company may direct:

12.3.1
apply or join with the Company or such Group Company in applying for letters patent or other protection or registration for any other Intellectual Property Rights in the United Kingdom and in any other part of the world; and

12.3.2
execute all instruments and do all things necessary for vesting all such right, title and interest in such letters patent or other Intellectual Property Rights in the Company or such Group Company or such other person as the Company may specify absolutely as sole beneficial owner.

12.4
The Executive irrevocably and unconditionally waives all rights under Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 in connection with his authorship of any existing or future copyright work in the course of his employment, in whatever part of the world such rights may be enforceable including, without limitation:

12.4.1	the right conferred by section 77 of that Act to be identified as the author of any such work; and

12.4.2	the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment.

12.5	Nothing in this Clause 12 shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 Patents Act 1977.

13.	Termination

13.1
Notwithstanding any other provisions of this Agreement, in any of the following circumstances, the Company may terminate the Executive's employment summarily and without further payment (save for any sums accrued due as at the relevant date) if the Executive:

13.1.1	commits any serious breach of this Agreement or is guilty of any gross misconduct or any willful neglect in the discharge of his duties;

13.1.2	repeats or continues (after warning) any breach of this Agreement;

13.1.3	is guilty of any fraud, dishonesty or any conduct tending to bring himself, the Company, or any Group Company into disrepute;

13.1.4
has a petition presented for a bankruptcy order to be made in respect of him, enters into (or proposes to enter into) an individual voluntary arrangement or other composition with his creditors or takes advantage of any other legislation for the time being in force offering relief for insolvent debtors;

13.1.5
is convicted of any criminal offense (other than minor offenses under the Road Traffic Acts or the Road Safety Acts for which a fine or non-custodial penalty is imposed) which might reasonably be thought to affect adversely the performance of his duties;

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Any delay by the Company in exercising such right of termination shall not constitute a waiver of it.

13.2
If at any time the Executive is unable to perform his duties properly because of ill health, accident or otherwise for a period or periods totaling at least 130 working days in any period of 12 calendar months, or becomes incapable by reason of mental disorder of managing and administering his property and affairs, then the Company may terminate his employment by giving him not less than statutory minimum written notice to that effect and the Executive will have no entitlement, in such circumstances, to payment other than in respect of statutory minimum notice.

13.3
If the Company believes that it may be entitled to terminate his employment pursuant to Clause 13.1, it shall be entitled (but without prejudice to its right subsequently to terminate his employment on the same or any other ground) to suspend the Executive on full pay and other benefits for so long as it may think fit.

13.4
The Company reserves the right, at its absolute discretion, to terminate the Executive's employment at any time by making a payment in lieu of any notice of termination and/or in lieu of the balance of the fixed term of employment corresponding either to the applicable period(s) as set out in Clause 2, or Clause 13.2 in the case of serious incapacity. For this purpose, the Executive agrees that pay in lieu will consist of basic salary only (and no bonus payments) for the fixed term and/or notice period which is accrued due as at the date of termination of his employment.

13.5
The Executive acknowledges the right of the Company to monitor and control the performance of its employees and acknowledges the fiduciary obligations attaching to his position including obligations to inform the Company forthwith upon his becoming aware that any of his colleagues engaged in the business of any Group Company of which he is a director is intending or contemplating the termination of his contract of employment with the Company of any other company in the Group.

13.6
Without prejudice to any other provisions of this Agreement, the Executive may not (except in the legitimate performance of his duties as an employee) at any time and specifically not on the termination of his employment, delete, copy, forward to a third party or interfere in any way with any Company information (including e-mails or documents relating to Company business) held on a laptop or computer or other electronic device and any attempt to do so will be regarded as gross misconduct.

14.	Garden Leave

14.1
At any time including after notice to terminate employment has been given by the Executive or the Company, the Company may for all or part of the duration of the notice period in its absolute discretion require the Executive:

14.1.3	to perform only such duties (including without limitation research projects) as it may allocate to the Executive;

14.1.4	not to perform any duties;

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14.1.5	not to have any contact with clients/customers of the Company or any Group Company;

14.1.6	not to have any contact with such employees or suppliers of the Company or any Group Company as the Company shall determine;

14.1.7
to disclose to the Company any attempted contact (other than purely social contact) with him made by any client, employee or supplier with whom the Executive has been required to have no contact pursuant to this sub-clause;

14.1.8	to take any accrued holiday entitlement;

14.1.9	not to enter any premises of the Company or any Group Company nor to visit the premises of any of the Company's or any Group Company's suppliers or customers;

14.1.10	to resign as a director of the Company or from any other office held by him in the Company or any other Group Company;
provided always that throughout the period of any such action and subject to the other provisions of this Agreement the Executive's salary and contractual benefits shall not cease to accrue or be paid (subject to Clause 14.3 below) and provided further that the period of garden leave shall not be for a period exceeding six months in total.

14.2
The Executive acknowledges that such action as set out above taken on the part of the Company shall not constitute a breach of this Agreement of any kind whatsoever nor shall the Executive have any claim against the Company in respect of any such action.

14.3
During any period of garden leave, the Executive shall owe a duty of the utmost good faith to the Company and its Group Companies, must not work for any other person or on his own account and shall remain readily contactable and available to work for the Company or any Group Company. Should the Executive work for any other person or on his own account or fail to be available for work at any time having been requested by the Company to do so or otherwise be in breach of any of the provisions of this Agreement, the Executive's right to salary and contractual benefits in respect of such period of non compliance shall be forfeit notwithstanding any other provision of this Agreement.

15.	Restrictive Covenants

15.1
The Executive will not for a period of six months (less any period during which the Executive has been on garden leave) after the termination of his employment whether as principal or agent, and whether alone or jointly with, or as a director, manager, partner, shareholder, employee or consultant of any other person, directly or indirectly:

15.1.3
solicit or canvass (or seek to canvass or solicit) any business, order or custom of any Client of the Company. For the purposes of this clause, "Client" shall mean any person, firm or entity who shall have advertised products or services in any of the Company's or Group Company's publications or products and with whom the Executive has had material dealings at any time in the six months prior to

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the termination of the his employment. "Client" shall also include any prospective client, which shall mean any potential advertiser in any of the Company's or Group Company's publications or products with whom the Executive has had material dealings at any time in the last six months before the termination of his employment and in relation to which there were material prospects of obtaining business at the time his employment terminated;

15.1.4	perform services for or engage in any business that generates revenue principally from the development, publication or sale of travel or leisure deals.

15.2
None of the restrictions contained in Clause 15.1 shall prohibit any activities by the Executive which are not in direct or indirect competition with any online travel, local deal or entertainment advertisement business being carried on by the Company or by any Group Company at the date of the termination of his employment.

15.3	Nothing in Clause 15.1 shall preclude the Executive from holding (directly or through nominees) investments in the amount and of the type specified in Clause 10.3.

15.4
At no time after the termination of his employment shall the Executive directly or indirectly represent himself as being interested in or employed by or in any way connected with the Company or any Group Company, other than as a former employee of the Company.

15.5
The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this clause to the attention of any third party who may at any time before or after the termination of the Executive's employment offer to employ or engage the Executive and for whom or with whom the Executive intends to work at any time during 12 months after the termination of his employment.

15.6
The Executive agrees that, having regard to all the circumstances and having taken independent legal advice, the restrictions contained in this clause are reasonable and necessary for the protection of the Company and the Group Companies and that they do not bear harshly upon him and the parties agree that:

15.6.1
each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

15.6.2
if any restriction is found to be void but would be valid and enforceable if some part of it were deleted, that restriction shall apply with such deletion as may be necessary to make it valid and enforceable.

16.	Disciplinary and Grievance Procedure
The Executive is referred to current statutory UK provisions contained in the Acas’ Code of Practice for Disciplinary and Grievance Procedure.

17.	Data Protection and Communications

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17.1
The Executive consents to the Company or any Group Company holding and processing both electronically and manually the data (including personal sensitive data and information contained in e-mail and e-mail attachments) it collects, stores and/or processes, which relates to the Executive for the purposes of the administration and management of its business. It may also be necessary for the Company to forward such personal information to other offices or any Group Company may have outside the European Economic Area (and, in particular, to the United States) where such company has offices or storage for the processing for administrative purposes and the Executive consents to the Company doing so as may be necessary from time to time.

17.2
To ensure the protection of its workers, clients/customers and business, the Company reserves the right to monitor, intercept, review and access the Executive's telephone log, Internet usage, voicemail, e-mail and other communication facilities provided by the Company which he may use during his employment with the Company. The Company will use this right of access reasonably, but it is important that the Executive is aware that all communications and activities on the Company's/any Group Company's equipment or premises cannot be presumed to be private.

18.	Notices
A notice may be given by any party hereto to any other party hereto either personally or by sending it by prepaid first class post or airmail to his address stated in this Agreement or to any other address supplied by him to the other parties hereto for the giving of notice to him. A properly addressed and prepaid notice sent by post shall be deemed to have been served at an address within the United Kingdom at the expiry of 48 hours after the notice is posted and to have been served at an address outside the United Kingdom at the expiry of 72 hours after the notice is posted.

19.	Deductions

19.1
The Executive shall pay to the Company any sums owing by him to the Company upon demand by the Company at any time (whether during the Executive's employment by the Company or after the termination Date).

19.2
For the purposes of the Act and otherwise, the Executive consents to the deduction from his wages or from any other sums owed to the Executive by the Company of any sums owing by him to the Company at any time.

19.3	This clause is without prejudice to the rights of the Company to recover any sums or balance of sums owing by the Executive to the Company by legal proceedings.

20.	Former Contracts of Employment
This Agreement shall be in substitution for any previous contracts, whether by way of letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive which shall be deemed to have been terminated by mutual consent as from the date of this Agreement and the Executive acknowledges to the Company for itself and on behalf of each Group Company that he has no outstanding claims of any kind against the Company or any Group Company in respect of any such contract.

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21.	General

21.1	The Executive acknowledges that the provisions of Clauses 11, 12 and 15 constitute separate undertakings given for the benefit of each Group Company and may be enforced by any of them.

21.2
The expiration or termination of this Agreement shall not prejudice any claim which either party may have against the other in respect of any pre-existing breach of or contravention of or non-compliance with any provision of this Agreement nor shall it prejudice the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to or has the effect of coming into or continuing in force on or after such expiration or termination.

21.3	This Agreement constitutes the written statement of the terms of employment of the Executive provided in compliance with Part I of the Act.

21.4
Save as otherwise herein provided, there are no terms or conditions of employment relating to hours of work or to normal working hours or to entitlement to holiday (including public holidays) or holiday pay or to incapacity for work due to sickness or injury or to pensions or pension schemes or to requirements to work abroad and no collective agreement has any effect upon the Executive's employment under this Agreement.

21.5
No term in this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

22.	Choice of Law and Submission to Jurisdiction

22.1	This Agreement shall be governed by and interpreted in accordance with English law.

22.2	The parties submit to the exclusive jurisdiction of the English courts, but this Agreement may be enforced by the Company in any court of competent jurisdiction.

Dated and signed by
[Christopher Loughlin for and on behalf of the Company, Chairman of Travelzoo (Europe) Ltd

Date

…………………………….

Signature

…………………………….

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Dated and signed by [Richard Singer]

Date

…………………………….

Signature

…………………………….

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Executive Bonus Plan
Travelzoo (Europe) Limited

Effective 1st January, 2013, The Company will introduce a new Executive Bonus Plan for Richard Singer with a quarterly bonus opportunity of up to £50,000. The objective is to financially reward the Executive for his contributions to the success and profitability of Travelzoo (Europe) Ltd based on company performance factors.
The Executive Bonus Plan depends to the extent of which the Company meets its business goals in Europe as determined by the Board. The calculation of the quarterly bonus will be based on the Company’s operating budget for Travelzoo (Europe) Ltd (to be approved by the Board), which will include quarterly targets for revenue, operating income and marketing performance (including but not limited to audience growth and engagement).

Bonus Calculation
The bonuses are based on business performance metrics and a sliding scale weighting distribution.

a)	Revenue Goal
Performance represents 100% from the target. The bonus achievement will be £20,000. For each 5% additional increment in performance, the bonus achievement will be increased by £4,000. For each 1% additional increment in performance, the bonus is calculated according to a scale of £4,000/5% = £800.
For example: Performance represents 112% from the target. The bonus achievement would be 112%-100%=12%. Bonus = £800x12=£9,600+£20,000=£29,600.
Performance represents 95% from the target. Bonus achievement will be £12,000. For each 5% decrease in performance, the bonus achievement is decreased by £12,000. For each 1% additional decrease in performance, the bonus is calculated according to a scale of £12,000/5% = -£2,400.

b)	Operating Income
Performance represents 100% from the target. The bonus achievement will be £20,000. For each 10% additional increment in performance, the bonus achievement will be increased by £4,000. For each 1% additional increment in performance, the bonus is calculated according to a scale of £4,000/10% = £400.
Performance represents 90% from the target. Bonus achievement will be £12,000. For each 5% decrease in performance, the bonus achievement is decreased by £12,000. For each 1% additional decrease in performance, the bonus is calculated according to a scale of £12,000/10% = -£1,200.

c)	Marketing Performance
The Marketing Performance Goals for Travelzoo (Europe) Ltd shall be set forth in writing prior to each quarter.

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Bonus formula payout scheme

Bonus Metrics	Performance Score	Quarterly bonus amount
Revenue goal as defined in official budget for Travelzoo (Europe) Ltd met?	100% 105% 95%	£20,000 £24,000 £12,000
Operating income goal as defined in official budget for Travelzoo (Europe) Ltd met?	100% 110% 90%	£20,000 £24,000 £12,000
Marketing performance for Travelzoo (Europe) Ltd	100%	£10,000
Total		Up to £50,000

This Bonus Plan replaces all and any previous bonus programs or incentive plans, whether verbal or written given to the Executive at any time.
The quarterly bonus will be paid less statutory deductions, within 45 days after the end of the quarter, on condition that the Executive is in employment on the relevant bonus payment date. Any bonus payments for periods beginning after the first day of a calendar quarter or ending before the last day of a calendar quarter will be pro rata.

The Company reserves the right at any time, in its absolute discretion, to vary the amount of bonus payable and/or to vary the terms of the bonus arrangements and/or to withdraw the bonus arrangements in their entirety in accordance with legal dispositions, in case of a significant decline in earnings or if certain minimum revenue threshold levels are not met according to the financial objectives of Travelzoo (Europe) Ltd. The Company shall give the Executive a reasonable notice in writing.

Christopher Loughlin CEO, Travelzoo Inc. Date Signature	Richard Singer Managing Director, Travelzoo (Europe) Ltd Date Signature

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